CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
PLANS TO SELL SENIOR NOTES

Hamilton, Bermuda, May 3, 2007 – Central European Media Enterprises Ltd. (NASDAQ and Prague Stock Exchange: CETV) announced today that it plans to make a private placement of senior floating rate notes in the aggregate principal amount of approximately Euro 150 million. The Company expects to commence the offering shortly. The Company expects to apply the net proceeds from the offering of the senior notes toward general corporate purposes, including the potential purchase of additional ownership interests in our existing operations. The notes will be senior secured obligations of the Company. The senior notes will not be registered under the US Securities Act of 1933 and may not be offered or sold in the US or to US persons absent registration or an applicable exemption from registration requirements.

In relation to the United Kingdom, notes may not be offered or sold except in accordance with all applicable requirements of the Financial Services and Markets Act 2000 (“FSMA”) and regulations passed under FSMA, or pursuant to an applicable exemption.  In addition, the notes may not be offered in the United Kingdom or any other member state of the European Economic Area except in circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive (2003/71/EC).

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Contact:

United Kingdom:
Romana Tomasova
Director of Corporate Communications
+44 20 7430 5357